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                                                              File No. 022-22271


                                    FORM T-3/A

                                  FACING SHEET

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                    FORM T-3/A

FOR APPLICATIONS FOR QUALIFICATION OF INDENTURES UNDER THE TRUST INDENTURE ACT OF 1939

                                Cotter & Company
                             ---------------------
                              (Name of applicant)

              8600 West Bryn Mawr Avenue, Chicago, IL  60631-3505
            --------------------------------------------------------
                    (Address of principal executive offices)

          SECURITIES TO BE ISSUED UNDER THE INDENTURE TO BE QUALIFIED


TITLE OF CLASS                                               AMOUNT

Variable Denomination Floating Rate Demand Notes          $50,000,000


Approximate date of proposed public offering:  June 1, 1997

Name and address of agent for service: Kerry J. Kirby, Vice President and Chief Financial Officer, Cotter & Company, 8600 West Bryn Mawr Avenue, Chicago, Illinois 60631-3505

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The Applicant hereby withdraws this Form T-3.  Exhibits T3C (Indenture to be
Qualified) and T3G (Trustee's Statement of Eligibility) have been refiled as Exhibits 4-K and 25, respectively, to the Applicant's Registration Statement on Form S-2 (File No. 333-26727) covering the securities to be issued under such Indenture.




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                                   SIGNATURE


Pursuant to the requirements of the Trust Indenture Act of 1939, the applicant, Cotter & Company, a corporation organized and existing under the laws of Delaware, has duly caused this amendment to its application to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, all in the City of Chicago, State of Illinois, on the 20th day of May, 1997.


(Seal)                       Cotter & Company



                             By:  /s/ Kerry J. Kirby
                                  ----------------------------
                                  Kerry J. Kirby, Vice President,
                                  Treasurer, Chief
                                  Financial Officer and
                                  Chief Accounting Officer


Attest:                      By:  /s/ Daniel T. Burns
                                  ----------------------------
                                  Daniel T. Burns
                                  Secretary







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